EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Proxy Statement of KapStone Paper and Packaging Corporation that is made part of Amendment No. 1 to the Registration Statement (Form S-4) and Prospectus of Whiskey Holdco, Inc. for the registration of shares of Whiskey Holdco’s common stock and to the incorporation by reference therein of our report dated February 23, 2018, except for Notes 1, 12 and 18, as to which the date is May 4, 2018 with respect to the consolidated financial statements of KapStone Paper and Packaging Corporation, and our report dated February 23, 2018, with respect to the effectiveness of internal control over financial reporting of KapStone Paper and Packaging Corporation, included in KapStone Paper and Packaging Corporation’s Current Report on Form 8-K dated May 4, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois
June 28, 2018